Exhibit 10-131
As of September 18, 2008
Bernard Chaus, Inc. (“Client Representative”)
Cynthia Steffe Acquisition, LLC
S.L. Danielle Acquisition, LLC
800 Secaucus Road
Secaucus, New Jersey 07094
FACTORING AGREEMENT
Ladies and Gentlemen:
     We are pleased to confirm the terms and conditions that will govern our funds in use accounting, non-borrowing, notification factoring arrangement with each of you (the “Agreement”). This Agreement shall also amend, replace and supersede in its entirety the Factoring Agreement between us and Cynthia Steffe Acquisition, LLC dated January 15, 2004, as supplemented and amended and the Factoring Agreement between us and Bernard Chaus, Inc. dated September 27, 2002. This Agreement is intended to set forth the terms and provisions pursuant to which we shall factor the sales created or arising on and after the date hereof. This Agreement shall in no way be construed to, nor shall it affect, modify, diminish or break the continuity of our ownership and/or security interest in, as further set forth herein, all of the present and future accounts receivable of Cynthia Steffe Acquisition, LLC, as more fully described in said Factoring Agreement which ownership and/or security interest is hereby ratified and confirmed by this Agreement as provided above. For all purposes hereof, this Agreement shall apply to each of you, and the terms “you” and “your”, and terms of like import appearing herein, in each instance shall mean each of you, except as may be otherwise specifically noted.
     Each of you has requested that we make available the factoring and related financial accommodations provided for in this Agreement. Your business is a mutual and collective enterprise, and you believe that the consolidation of all factoring and related financial accommodations under this Agreement will ease the administration of your factoring relationship with us, all to your mutual advantage. In order to utilize your financial powers in the most efficient and economical manner, and in order to facilitate the factoring of your Accounts, we will make factoring and financial accommodations to you
CIT Commercial Services
11 West 42nd Street
New York, NY 10036

on a combined basis in accordance with the provisions set forth in this agreement. Our willingness to administer your collateral security therefor on a combined basis as more fully set forth in this Agreement is done solely as an accommodation to you and at your request and in furtherance of your mutual and collective enterprise. This is a joint contract between us and each of you and each of you is hereby deemed to enter into an agreement with us on the terms conditions contained herein, as amended; however, all Obligations, reporting, minimum fees and other provisions are hereby consolidated for the purposes of this joint agreement.
1. SALE OF ACCOUNTS
You sell and assign to us, and we purchase as absolute owner, all accounts arising from your sales of inventory or rendition of services, including those under any trade names, through any divisions and through any selling agent and excluding any and all cash on delivery sales, cash before delivery sales and credit card sales (collectively, the “Accounts” and individually, an “Account”).
2. CREDIT APPROVAL
2.1 Requests for credit approval for all of your orders must be submitted to our Credit Department via computer by either: (a) On-Line Terminal Access, or (b) Electronic Batch Transmission. If you are unable to submit orders via computer, then orders can be submitted over the phone, by fax or in writing. All credit decisions by our Credit Department (including approvals, declines and holds) will be sent to the Client Representative daily by a Credit Decisions Report, which constitutes the official record of our credit decisions. Credit approvals will be effective only if shipment is made or services are rendered within thirty (30) days from the completion date specified in our credit approval. Credit approval of any Account may be withdrawn by us any time before delivery is made or services are rendered.
2.2 We assume the Credit Risk on each Account approved in the Credit Decision Report. “Credit Risk” means the customer’s failure to pay the Account in full when due on its longest maturity solely because of its financial inability to pay. If there is any change in the amount, terms, shipping date or delivery date for any shipment of goods or rendition of services (other than accepting returns and granting allowances as provided in section 8 below), you must submit a change of terms request to us, and, if such pertains to a Factor Risk Account, then we shall advise you of our decision either to retain the Credit Risk or to withdraw the credit approval. Accounts on which we bear the Credit Risk are referred to collectively as “Factor Risk Accounts”, and individually as a “Factor Risk Account”. Accounts on which you bear some or all of the risk as to credit are referred to collectively as “Client Risk Accounts”, and individually as a “Client Risk Account”.

2.3 We shall have no liability to you or to any person, firm or entity for declining, withholding or withdrawing credit approval on any order. If we decline to credit approve an order and furnish to you any information regarding the credit standing of that customer, such information is confidential and you agree not to reveal same to the customer, your sales agent or any third party. You agree that we have no obligation to perform, in any respect, any contracts relating to any Accounts.
3. INVOICING
You agree to place a notice (in form and content acceptable to us) on each invoice and invoice equivalent that the Account is sold, assigned and payable only to us, and to take all necessary steps so that payments and remittance information are directed to us. All invoices, or their equivalents, will be promptly mailed or otherwise transmitted by you to your customers at your expense. You will provide us with copies of all invoices (or the equivalent thereof if the invoices were sent electronically), confirmation of the sale of the Accounts to us and proof of shipment or delivery, all as we may reasonably request. If you fail to provide us with copies of such invoices (or equivalents) or such proofs when requested by us, we will not bear any Credit Risk as to those Accounts.
4. REPRESENTATIONS AND WARRANTIES
4.1 You represent and warrant that: each Account is based upon a bona fide sale and delivery of inventory or rendition of services made by you in the ordinary course of business; the inventory being sold and the Accounts created are your exclusive property and are not, and will not be, subject to any lien, consignment arrangement, encumbrance or security interest other than in our favor; all amounts are due in United States Dollars or Canadian Dollars, but only to the extent such amounts are due from Wal-Mart’s or Sams’ Club’s respective Canadian affiliates; all original invoices bear notice of the sale and assignment to us; any taxes or fees relating to your Accounts or inventory are solely your responsibility; and none of the Accounts factored with us hereunder represent sales to any subsidiary, affiliate or parent company. You also warrant and represent that: your customers have accepted the goods or services and owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account, other than as to returns and allowances as provided in section 8 below (the foregoing being referred to in this Agreement as “Customer Claims”); you and, to your knowledge, your affiliates are not Blocked Persons (as defined in section 18.6 below); and no Account is due from a Blocked Person. Notwithstanding section 1, you shall not sell and assign to us any Account due from a Blocked Person.

4.2 You further represent and warrant that: your legal name is exactly as set forth on the signature page of this Agreement, Bernard Chaus, Inc. and Cynthia Steffe Acquisition, LLC and S.L. Danielle Acquisition, LLC are each duly organized and validly existing business organizations incorporated or registered in the State of New York, and are qualified to do business in all states where required; the most recent financial statements provided by you to us fairly presents in all material respects your financial condition as of that date and there has been no material adverse change in your financial condition since the date of those financial statements. You agree to furnish us with such information concerning your business affairs and financial condition as we may reasonably request from time to time, including financial statements as of the end of each fiscal year.
4.3 You agree that you will promptly notify us of any change in your: name, state of incorporation or registration, location of your chief executive office, place(s) of business, and legal or business structure. Further, you agree that you will promptly notify us of any change in control of the ownership of your business organization, and of significant lawsuits or proceedings against you.
5. PURCHASE OF ACCOUNTS
We shall purchase the Accounts for the gross amount of the respective invoices, less: factoring fees or charges, trade and cash discounts allowable to, or taken by, your customers, credits, cash on account and allowances (“Purchase Price”). Our purchase of the Accounts will be reflected on the Statement of Account (defined in section 10 below), which we shall render to you, which will also reflect all credits and discounts made available to your customers.
6. ADVANCES
We do not expect to advance funds to you pursuant hereto prior to the collection of the Accounts, but we may do so at your request in our sole discretion, subject to such additional terms and conditions as we may reasonably request. We have the right, at any time and from time to time, to hold any reserves we deem reasonably necessary as security for the payment and performance of any and all of your Obligations (defined in section 12 below). All amounts you owe us, including all advances to you and any debit balance in your respective Client Position Accounts (defined in section 10 below), and any Obligations, are payable on demand and may be charged to your account at any time.

7. PAYMENT OF ACCOUNTS
7.1 All payments received by us on the Accounts will be promptly applied to your account with us after crediting your customer’s account. In exchange for such application, we shall charge your account monthly with the cost of * * * additional business days on all such payments at the rate charged by us in section 14.1 below on debit balances. No checks, drafts or other instruments received by us will constitute final payment of an Account unless and until such items have actually been collected.
7.2 The amount of the Purchase Price of any Factor Risk Account which remains unpaid will be deemed collected and will be credited to your account as of the earlier of the following dates:
     (a) the date of the Account’s longest maturity if a proceeding or petition is filed by or against the customer under any state or federal bankruptcy or insolvency law, or if a receiver or trustee is appointed for the customer; or
     (b) the last day of the third month following the Account’s longest maturity date if such Account remains unpaid as of said date without the occurrence of any of the events specified in clause (a) above.
If any Factor Risk Account credited to you was not paid for any reason other than Credit Risk, as determined in CIT’s reasonable discretion, we shall reverse the credit and charge your account accordingly, and such Account is then deemed to be a Client Risk Account.
8. CUSTOMER CLAIMS AND CHARGE BACKS
8.1 You must notify us promptly of any matter affecting the value, enforceability or collectibility of any Account and of all Customer Claims. You agree to promptly issue credit memoranda or otherwise adjust the customer’s account upon accepting returns or granting allowances. For full invoice credit memoranda, you agree to send duplicate copies thereof to us and to confirm their assignment to us. We shall cooperate with you in the adjustment of Customer Claims, but we retain the right to adjust Customer Claims on Factor Risk Accounts directly with customers, upon such terms as we in our sole discretion may deem advisable.
8.2 We may at any time charge back to your account the amount of: (a) any Factor Risk Account which is not paid in full when due for any reason other than Credit Risk as determined by us in our reasonable discretion; (b) any Factor Risk Account which is not paid in full when due because of an act of God, civil strife, or war; (c) anticipation (interest) deducted by a customer on any Account; (d) Customer Claims; (e) any Client Risk Account which is not paid in full when due; and (f) any Account for which there is a breach of any representation or warranty. A charge back does not constitute a reassignment of an Account; provided, however, we have the right in our sole discretion to reassign to you any Client Risk Account. We shall not bear the Credit Risk on any Account charged back to you. We shall immediately charge any deduction taken by a customer to your account.
8.3 We may at any time charge to your account the amount of: (a) payments we receive on Client Risk Accounts which we are required at any time to turnover or return (including preference claims); (b) all remittance expenses (including incoming wire charges, currency conversion fees and stop payment fees), other than stop payment fees on Factor Risk Accounts; (c) expenses, collection agency fees and reasonable attorneys’ fees incurred by us in collecting or attempting to collect any Client Risk Account or any Obligation (defined in section 12 below); (d) our fees for handling collections on Client Risk Accounts which you have requested us to process, as provided in the Guide (see section 18.2 below); and (e) any loss, liability, claim or expense covered by the indemnity in the immediately following sentence. You shall each indemnify us for, and hold us harmless against, any loss, liability claim or expense of any kind (including attorneys’ fees and disbursements) arising from: (i) any Customer Claims, (ii) any claim for a return of any payment on or relating to any Client Risk Account, or (iii) any other matter, except for any claim for a return of any payment on or relating to any Factor Risk Account and except for a claim resulting directly from and to the extent of our gross negligence or willful misconduct. The foregoing indemnity shall survive any termination of this Agreement.
9. HANDLING AND COLLECTING ACCOUNTS; RETURNED GOODS
9.1 As owners of the Factor Risk Accounts, we have the right to: (a) bring suit, or otherwise enforce collection, in your name or ours; (b) modify the terms of payment, (c) settle, compromise or release, in whole or in part, any amounts owing, and (d) issue credits in your name or ours. To the extent applicable, you waive any and all claims and defenses based on suretyship. If moneys are due and owing from a customer for both Factor Risk Accounts and Client Risk Accounts, you agree that any payments or recoveries received on such Accounts may be applied first to reduce our liability to you on any Factor Risk Accounts. Once you have granted or issued a discount, credit or allowance on any Account, you have no further interest therein. Any checks, cash, notes or other documents or instruments, proceeds or property received with respect to the Accounts must be held by you in trust for us, separate from your own property, and immediately turned over to us with proper endorsements. We may endorse your name or ours on any such check, draft, instrument or document.

9.2 As owners and assignees of the Accounts and all proceeds thereof, upon our written notice, you will, at your expense, comply with our instructions relative to any and all returned, rejected, reclaimed or repossessed inventory (“Returned Goods”).
10. STATEMENT OF ACCOUNT
On a monthly basis, we shall make available to the Client Representative certain reports reflecting Accounts purchased, advances made, if any, fees and charges and all other financial transactions between us during the applicable period (“Reports”). The Reports that shall be made available to you include a Statement of Account reflecting transactions in three sections: an accounts receivable account (the “Accounts Receivable”), a client position account (the “Client Position Account”) and a funds in use account (the “Funds In Use”). The Reports shall be deemed correct and binding upon you and shall constitute an account stated between us unless we receive your written statement of exceptions within thirty (30) days after same are made available to you.
11. GRANT OF SECURITY INTEREST
11.1 You hereby assign and grant to us a continuing security interest in all of your right, title and interest in and to all of your now existing and future Collateral, as such term is defined in the Financing Agreement.
11.2 You agree to take all actions necessary to perfect our security interest in collateral pledged to us hereunder subject only to Permitted Encumbrances, as such term is defined in the Financing Agreement, and to execute such documents as we may require to effectuate the foregoing and to implement this Agreement. You irrevocably authorize us to file financing statements, and all amendments and continuations with respect thereto, all in order to create, perfect or maintain our security interest in the Collateral, and you hereby ratify and confirm any and all financing statements, amendments and continuations with respect thereto heretofore and hereafter filed by us pursuant to the foregoing authorization.
12. OBLIGATIONS SECURED
The security interest granted hereunder and any lien or security interest that we now or hereafter have in any of your other assets, collateral or property, secure the payment and performance of all of your now existing and future indebtedness and obligations to us, whether absolute or contingent, whether arising under this Agreement or any other agreement or arrangement between us, by operation of law or otherwise (“Obligations”). Obligations also includes ledger debt (which means indebtedness for goods and services purchased by you from any party whose accounts receivable are factored or financed by us), and indebtedness arising under any guaranty, credit enhancement or other credit support granted by you in our favor or issued by us on your behalf. Any reserves or balances to your credit and any other assets, collateral or property of yours in our possession constitutes security for any and all Obligations.
13. BOOKS AND RECORDS AND EXAMINATIONS
13.1 You agree to maintain such Books and Records concerning the Accounts as we may reasonably request and to reflect our ownership of the Accounts therein. “Books and Records” means your accounting and financial records (whether paper, computer or electronic), data, tapes, discs, or other media, and all programs, files, records and procedure manuals relating thereto, wherever located.
13.2 Upon our reasonable request, you agree to make your Books and Records available to us for examination and to permit us to make copies or extracts thereof. Also, you agree to permit us to visit your premises during your business hours and to conduct such examinations as we deem reasonably necessary. To cover our costs and expenses of any such examinations, we shall charge you a fee for each day, or part thereof, during which such examination is conducted, plus any out-of-pocket costs and expenses incurred by us, as provided in the Guide (see section 18.2 below).
14. INTEREST
14.1 Interest is charged on any adjustments under this Agreement and on any advances that may be made under section 6 above, as of the last day of each month based on the daily debit balances in your Funds In Use account for that month, at a rate equal to the sum of 0.5% plus the JPMorgan Rate (defined below). The JPMorgan Rate is the per annum rate of interest publicly announced by JPMorgan Chase Bank (or its successor) in New York, New York from time to time as its prime rate, and is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers. Any change in the rate of interest hereunder due to a change in the JPMorgan Rate will take effect as of the first of the month following such change in the JPMorgan Rate. Interest will be credited as of the last day of each month based on the daily credit balances in your Funds In Use account for that month, at a rate 3% per annum below the JPMorgan Rate (but in no event less than 0%) being used to calculate interest for the period. All interest is calculated on a 360 day year.

14.2 If you, as a client of ours, purchase goods or services from another client of ours and your payments on these invoices are not timely received, a late interest payment, at our then late interest rate, will be charged to your account with us and shall be deemed an Obligation under this Agreement.
14.3 In no event will interest charged hereunder exceed the highest lawful rate. In the event, however, that we do receive interest in excess of the highest lawful rate, you agree that your sole remedy would be to seek repayment of such excess, and you irrevocably waive any and all other rights and remedies which may be available to you under law or in equity.
15. FACTORING FEES AND OTHER CHARGES
15.1 For our services hereunder, you will pay us a factoring fee or charge of (a) * * * , (b) * * * and (c) * * * . In addition, you will pay a fee of * * * of each Account for each thirty (30) day period or part thereof by which the longest terms of sale applicable to such Account exceed sixty (60) days (whether as originally stated or as a result of a change of terms requested by you or the customer). For Accounts arising from sales to customers located outside the fifty states of the United States of America and Puerto Rico (* * *), you will pay us * * * of all such Accounts. All factoring fees or charges are due and charged to your account upon our purchase of the underlying Account. Commencing on the date occurring on the first day of the next month hereafter, the actual factoring fees or charges paid to us by each of you on a combined basis during any Contract Year (as hereinafter defined) or part thereof (“Period”) shall be no less than $* * * (“Minimum Factoring Fees”); provided, however, in the event CIT voluntarily terminates this Agreement other than upon the occurrence of an Event of Default or the termination of this Agreement in accordance with its terms, the Minimum Factoring Fee for such Contract Year shall be prorated based on the number of days elapsed during such Contract Year to the effective date of such termination . “Contract Year” shall mean the twelve-month period ending on the initial Anniversary Date and each Anniversary Date thereafter.
15.2 You agree to pay all costs and expenses incurred by us in connection with or in any way related to: (i) this Agreement or (ii) the preparation, execution, administration and enforcement of this Agreement, including all reasonable fees and expenses attributable to the services of our attorneys (whether in-house or outside), search fees and public record filing fees. Furthermore, you agree to pay to us our fees (as more fully set forth in the Guide, see section 18.2 below) including fees for: (a) special reports prepared by us at your request; (b) wire transfers; (c) handling change of terms requests relating to Accounts; and (d) your usage of our on-line computer services. Beginning on the first of the month six months from the date hereof, you also agree to pay us our fees for: (i) each new customer set-up on our customer accounts receivable data base and each new customer relationship established for you; (ii)

crediting your account with proceeds of non-factored invoices received by us; and (iii) charge backs of invoices factored with us that were paid directly to you. All such fees will be charged to your account when incurred. We may change our fees from time to time upon notice to you; however, any failure to give you such notice does not constitute a breach of this Agreement and does not impair our ability to institute any such change.
15.3 Any tax or fee of any governmental authority imposed on or arising from any transactions between us, any sales made by you, or any inventory relating to such sales is your sole responsibility (other than income and franchise taxes imposed on us which are not related to any specific transaction between us). If we are required to withhold or pay any such tax or fee, or any interest or penalties thereon, you hereby indemnify and hold us harmless therefor and we shall charge your account with the full amount thereof.
15.4 If by November 15, 2008, you have not begun to process all invoices with us by means of Electronic Batch Transmission, then we will charge you a factoring fee of 0.10% of the gross face amount of all Accounts in addition to the factoring fees as set forth in section 15.1, until such time as your invoices are processed by means of Electronic Batch Transmission.
16. TERMINATION
16.1 At any time concurrently with or following the termination of that certain Financing Agreement between us and the full and final payment to us of all of your indebtedness and obligations to us thereunder, you may thereafter terminate this Agreement only as of the third Anniversary Date; provided you have given us at least sixty (60) days prior written notice of termination. Except as set forth in Section 15.1 above, upon any termination of this Agreement, we shall be entitled to the unpaid portion of the Minimum Factoring Fees, if any, for such Period or Periods for the remainder of the term of this Agreement, as applicable, and as provided in section 15.1 above, as of the effective date of termination. “Anniversary Date” means the last day of the month following the month which is one year from the date hereof, and the same date in each year thereafter. Except as otherwise provided, we may terminate this Agreement at any time by giving you at least ninety (90) days prior written notice of termination. However, we may terminate this Agreement immediately, without prior notice to you, upon the occurrence of an Event of Default (defined in section 17.1 below). Termination of this Agreement by written notice, shall only be applicable, however, with respect whichever of you gives or is given such notice, and any such notice shall not terminate this Agreement as to the other of you and any such notice shall also not be applicable to, or otherwise adversely affect the obligations hereunder of, the other of you that has not given or been given such notice, as the case may be.

16.2 This Agreement remains effective between us until terminated as herein provided. Unless sooner demanded, all Obligations will become immediately due and payable upon any termination of this Agreement.
16.3 All of our rights, liens and security interests hereunder continue and remain in full force and effect after any termination of this Agreement and pending a final accounting, we may withhold any balances in your account unless we are supplied with an indemnity satisfactory to us to cover all Obligations. You agree to continue to assign accounts receivable to us and to remit to us all collections on accounts receivable, until all Obligations have been paid in full, you have provided a backstop letter of credit with respect to such Obligations or we have been supplied with a backstop letter of credit from an acceptable to us with respect to such balances or an indemnity satisfactory to us to cover all Obligations. Upon any termination of this Agreement, in addition to, and without limitation of, our other rights hereunder, we in our sole discretion shall have the right to confirm and verify that all Accounts created on or before the effective date of termination have been sold and assigned to us hereunder. In the event we determine that you have not sold and assigned to us all such Accounts, then we shall charge your account with the aggregate amount of the factoring fees or charges that we would have been paid if you had sold and assigned to us all such Accounts as is required hereunder. Such amount shall be included in the Obligations. In order to conduct such confirmation and verification, you agree at all reasonable times to make your Books and Records available to us for examination and to permit us to make copies or extracts thereof. Also, you agree to permit us to visit your premises during your business hours and to conduct such examinations as we deem reasonably necessary to effectuate the foregoing confirmation and verification.
17. EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT
17.1 It is an “Event of Default” under this Agreement if: (a) either of your respective businesses ceases or a meeting of your respective creditors is called; (b) any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding is commenced by or against either of you under any federal or state law; (c) either of you breach any representation, warranty or covenant contained in this Agreement; (d) either of you fail to pay any Obligation when due, or (e) any default shall have occurred under any other agreement or arrangement between us and either of you.
17.2 After the occurrence and during the continuance of an Event of Default which is not waived by us, we may terminate this Agreement without notice to you. We shall then have immediate access to any and all Books and Records as may pertain to the Accounts, Returned Goods and any other collateral hereunder. Furthermore, as may be necessary to administer and enforce our rights in the

Accounts, Returned Goods and any other collateral hereunder, or to facilitate the collection or realization thereof, we have your permission to use (at your expense) your personnel, supplies, equipment, computers and space, at your place of business or elsewhere.
17.3 After the occurrence and during the continuance of an Event of Default which is not waived by us, with respect to any other property or collateral in which we have a security interest, we shall have all of the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code. If notice of intended disposition of any such property or collateral is required by law, it is agreed that ten (10) days notice constitutes reasonable notice. The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including reasonable attorneys’ fees) will be applied by us to the payment or satisfaction of the Obligations, whether due or to become due, in such order as we may elect. You remain liable to us for any deficiencies. With respect to Factor Risk Accounts and Returned Goods relating thereto, you hereby confirm that we are the owners thereof, and that our rights of ownership permit us to deal with this property as owner and you confirm that you have no interest therein.
18. MISCELLANEOUS PROVISIONS
18.1 This Agreement, and all attendant documentation, as the same may be amended from time to time, constitutes the entire agreement between us with regard to the subject matter hereof, and supersedes any prior agreements or understandings. This Agreement can be changed only by a writing signed by both of us. Our failure or delay in exercising any right hereunder will not constitute a waiver thereof or bar us from exercising any of our rights at any time. The validity, interpretation and enforcement of this Agreement is governed by the laws of the State of New York, excluding the conflict laws of such State.
18.2 The Client Service Guide, as supplemented and amended from time to time (the “Guide”) has been furnished to you or is being furnished to you concurrently with the signing of this Agreement, and by your signature below you acknowledge receipt thereof. The Guide provides information on credit approval processes, accounting procedures and fees. The procedures for Electronic Batch Transmission are covered in supplemental instructions to the Guide. From time to time, we may provide you with amendments, additions, modifications, revisions or supplements to the Guide, which will be operative for transactions between us. All information and exhibits contained in the Guide, on any screen accessed by you, and on any print-outs, reports, statements or notices received by you are, and will be, our exclusive property and are not to be disclosed to, or used by, anyone other than you, your employees or your professional advisors, in whole or in part, unless we have consented in writing.

18.3 This Agreement binds and benefits each of us and our respective successors and assigns; provided, however, that you may not assign this Agreement or your rights hereunder without our prior written consent. You agree that we may, without notifying you, sell, assign or transfer our rights and obligations under this Agreement, including, without limitation, our rights and obligations with respect to the Accounts and the Collateral, provided, however, unless there shall have occurred and be continuing a Default or Event of Default, we shall only assign our rights to an Eligible Assignee, as such term is defined in the Financing Agreement.
18.4 Section headings are for convenience only and are not controlling. The use of “including” means “including without limitation”.
18.5 If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision will be inapplicable and deemed omitted to such extent, but the remainder will not be invalidated thereby and will be given effect so far as possible.
18.6 You further represent or covenant, as the case may be, that you: (i) are familiar with all applicable laws, regulations, orders, etc. in effect from time to time relating to anti-money laundering and terrorism (“Anti-Terrorism Laws”) of the United States of America, including the USA Patriot Act; (ii) acknowledge that your transactions are subject to applicable Anti-Terrorism Laws; (iii) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (iv) acknowledge that our performance hereunder is also subject to our compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (v) acknowledge that we will not conduct business with any Blocked Person and we will not knowingly purchase any Account due from a Blocked Person; (vi) will provide to us all such information about your ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as we may reasonably require; and (vii) will take such other action as we may reasonably request in connection with our obligations described in clause (iv) above. “Blocked Person” shall mean any person: (i) listed in the annex to Executive Order 13224, (ii) owned or controlled by, or acting for or on behalf of, any person listed in the annex to Executive Order 13224, (iii) with which we are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224, (v) a person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (vi) a person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (vii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC. “Sanctioned Country” shall mean any country subject to the sanctions program identified on the most current list maintained by OFAC.
19. JOINT ADMINISTRATION/SPECIAL PROVISIONS REGARDING MULTIPLE CLIENTS
19.1 The Client Representative shall act under this Agreement as the representative of each of you, and you hereby appoint and authorize the Client Representative to serve as your representative hereunder, for all purposes, including, without being limited to, receiving account statements and other notices and communications to either of you from us. In connection with the joint administration of this Agreement, each of you expects to derive benefit, directly or indirectly, from this Agreement, since the successful operation of each of your operations is dependent on the continued successful performance of the functions of the integrated group. Without limiting the foregoing, however, in addition to actions taken by the Client Representative hereunder, any action taken by either of you under this Agreement or under any other agreement between us and either of you, including without limitation any action of your respective officers, employees or agents, shall also be deemed to be properly authorized by each of you and shall additionally constitute an action that is valid, binding and enforceable for all purposes of this Agreement against each of you. We shall keep separate accounts in each of your names and we shall be entitled to rely upon your respective instructions and/or the instructions of the Client Representative with respect to these accounts. It is, however, expressly understood and agreed that the separate accounts are merely for your respective bookkeeping convenience and that for all purposes this Agreement, we may treat all accounts carried on our books for either of you subject to section 19.2 below. You hereby additionally confirm that the foregoing arrangement shall have no effect on the joint and several character of your liability for the Obligations.
19.2 The Obligations shall constitute the joint and several, direct and general obligation of each of you, including without limitation, for any chargebacks, commissions, interest, fees, costs, expenses, and any advances made and to be made by us to either of you under this Agreement. Furthermore, any collateral security now or hereafter given to us by either of you shall secure all Obligations, on a collective basis, and shall be deemed to be pledged as security for any and all Obligations of either and both of you to us. Notwithstanding anything to the contrary contained herein, you shall be jointly and severally liable to us for all Obligations and shall have the obligations of a co-maker with respect to the Obligations, it being agreed that all of our dealings with the Client Representative as herein set forth inure hereunder to the benefit of each of you, and that we are relying on the joint and several liability of each of you as co-makers in respect of the Obligations.

19.3 Your joint and several liability shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which either of you may hereafter agree (other than an agreement signed by us specifically releasing such liability), nor by any delay, extension if time, renewal, compromise or other indulgence granted by us with respect to any of the Obligations, nor by any other agreements or arrangements whatever with either of you or with anyone else, each of you hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. Your liability is direct and unconditional as to all of the Obligations, and may be enforced without requiring us first to resort to any other right, remedy or security. You hereby expressly waive promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and/or this Agreement (other than notices expressly required in this Agreement) and any requirement that we protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against any of you or any Collateral.
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20. JURY TRIAL WAIVER
To the extent permitted by applicable law, we each hereby waive any right to a trial by jury in any action or proceeding arising directly or indirectly out of this Agreement, or any other agreement or transaction between us or to which we are parties.
If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the original and one copy of this Agreement. This Agreement will take effect as of the date set forth above but only after being accepted below by one of our officers in New York, New York, after which we shall forward a fully executed copy to you for your files.

Sincerely,

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:	/s/ Geoffrey Goldstein

Name:	Geoffrey Goldstein
Title:	Vice President

Read and Agreed to:

BERNARD CHAUS, INC.		CYNTHIA STEFFE ACQUISITION, LLC

By:	/s/ David Stiffman	By:	/s/ David Stiffman

Name:	David Stiffman	Name:	David Stiffman
Title:	Chief Operating Officer	Title:	Chief Operating Officer

S.L. DANIELLE ACQUISITION, LLC.

By:	/s/ David Stiffman

Name:	David Stiffman
Title:	Chief Operating Officer

Accepted at New York, New York

THE CIT GROUP/COMMERCIAL SERVICES, INC.		S.L. DANIELLE ACQUISITION, LLC.

By:	/s/ Kevin J. Winsch	By:	/s/ David Stiffman

Name:	Kevin J. Winsch	Name:	David Stiffman
Title:	Senior Vice President	Title:	Chief Operating Officer

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